UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      November 27, 2006

SCHNITZER STEEL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR (Address of principal executive offices)	97296-0047 (Zip Code)

Registrant’s telephone number, including area code:      (503) 224-9900

NO CHANGE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Long-Term Incentive Award Agreements

On November 27, 2006, the Company’s Compensation Committee approved performance-based awards under the Company’s 1993 Stock Incentive Plan and the entry by the Company into Long-Term Incentive Award Agreements evidencing those awards. A copy of the form of Long-Term Incentive Award Agreement is attached hereto as Exhibit 10.1. The terms of the awards to the executive officers of the Company who will be listed in the Summary Compensation Table in the Company’s proxy statement for its 2007 Annual Meeting of Shareholders are summarized in the following table:

	Performance Period	Number of Shares(1)
		Threshold	Target	Maximum
John D. Carter President and Chief Executive Officer	Fiscal 2007-2009	17,004	34,008	68,016
Tamara Adler Lundgren Executive Vice President and Chief Operating Officer	Fiscal 2007-2009	13,150	26,300	52,600
Donald Hamaker President, Metals Recycling Busines	Fiscal 2007-2009	3,930	7,860	15,720
Gregory J. Witherspoon Vice President and Chief Financial Officer	Fiscal 2007-2009	3,250	6,499	12,998
Gary Schnitzer Executive Vice President	Fiscal 2007-2009	2,645	5,290	10,580
______________________________

(1)
The Committee established a series of performance targets based on the Company’s average growth in earnings per share for the three years of the performance period (weighted at 50%) and the Company’s average return on capital employed for the three years of the performance period (weighted at 50%), corresponding to award payouts ranging from threshold at 50% to maximum at 200% of the weighted portions of the target awards. For measuring earnings per share growth in fiscal 2007, the fiscal 2006 diluted earnings per share are deemed to be lower than the actual amount, reflecting the elimination of certain large nonrecurring items. A participant generally must be employed by the Company on the October 31 following the end of the performance period to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Common Stock as soon as practicable after the October 31 following the end of the performance period.

Fiscal 2007 Executive Annual Bonus Target Awards

The Employment Agreements between the Company and each of John D. Carter and Tamara Adler Lundgen provide for annual cash bonuses for fiscal 2007, 2008 and 2009 under bonus programs to be developed by the Compensation Committee, with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. On November 27, 2006, the Committee approved an annual bonus program for fiscal 2007 for Mr. Carter and Ms. Lundgren. The annual bonus program consists of two components: awards made under the Executive Annual Bonus Plan based on

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Company performance targets and a bonus based on achievement of management objectives. The total target bonuses under both components are $750,000 for Mr. Carter and $580,000 for Ms. Lundgren, in each case subject to changes in base salary.

For the first component of the bonus program, the Committee established a series of performance targets based on the Company’s increase in earnings per share for fiscal 2007 as compared to an adjusted amount for fiscal 2006, reflecting the elimination of certain large nonrecurring items, and the Company’s return on capital employed for fiscal 2007. The target bonus amount for this component is $375,000 for Mr. Carter and $290,000 for Ms. Lundgren, in each case subject to changes in base salary. The Executive Annual Bonus Plan provides that the maximum amount payable to each participant for awards under the plan is $2,500,000 per year. Subject to the terms of the participants’ respective employment agreements, a participant must be employed by the Company on August 31, 2007 to receive an award payout. Awards will be paid in cash as soon as practicable after October 31, 2007.

The second component of the annual bonus program is based on the achievement of management objectives determined by the Committee, which include both financial and non-financial items. The Committee established the management objectives and specified the weight assigned to each objective. Following the end of the fiscal year, the Committee will evaluate the performance of each participant against the management objectives, determine the extent to which each objective has been met and determine the amount of the bonus to be paid. The target bonus amount of this component is $375,000 for Mr. Carter and $290,000 for Ms. Lundgren, in each case subject to changes in base salary; there is no fixed maximum. The actual amount of the bonuses under this component will be determined by the Committee.

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits.

10.1	Form of Long-Term Incentive Award Agreement under the1993 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC.
(Registrant)

Date: December 1, 2006	By:	/s/ Richard C. Josephson
Name: Richard C. Josephson
Title: Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Long-Term Incentive Award Agreement under the1993 Stock Incentive Plan.

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